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                                                                Exhibit 3.3

                         CERTIFICATE OF INCREASE

                                    OF

                         CLASS A PREFERRED STOCK

                                    OF

                          GLOBECOMM SYSTEMS INC.


                        Pursuant to Section 151(g)
                        of the General Corporation
                       Law of the State of Delaware

                        **************************


          Globecomm Systems Inc. (the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "DGCL") DOES HEREBY CERTIFY:

          FIRST:    The Certificate of Incorporation, as amended, of the
Corporation empowers the Board of Directors (the "Board"), to authorize the issuance of one or more classes of the Corporation's Preferred Stock, or one or more series of any such class, and to fix the preferences and relative, participation, optional or other special rights, and qualifications, limitations or restrictions thereof for each such class or series.

          SECOND:   The Board of the Corporation pursuant to the authority
expressly vested in the Board has adopted the following resolution increasing the Class A Preferred Stock:

                    "RESOLVED: That the total number of Class A Preferred Stock which the Corporation shall have the authority to issue is hereby increased from One Hundred Fifty-Six Thousand Two Hundred Fifty (156,250) shares of Class A Preferred Stock, to One Hundred Seventy-Two Thousand Three Hundred Four (172,304) shares of Class A Preferred Stock."

          THIRD:    That the foregoing amendment has been duly adopted in
accordance with the provisions of Section 151(g) of the DGCL.




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          IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed by Andrew C. Melfi, its Chief Financial Officer and Thomas DiCicco, its Secretary, this 23 day of July, 1997.

                                        By:  /s/ Andrew C. Melfi
                                           ---------------------------
                                             Andrew C. Melfi
                                             Chief Financial Officer


ATTEST:



/s/ Thomas A. DiCicco
----------------------------
Thomas A. DiCicco, Secretary